Exhibit 10.1

SHARED SERVICES AGREEMENT

between

VINCO VENTURES, INC.

and

CRYPTYDE, INC.

SHARED SERVICES AGREEMENT

THIS SHARED SERVICES AGREEMENT (this “Agreement”) is being entered into as of _______, 2021 and shall be effective on such date (the “Effective Date”), by and between Vinco Ventures, Inc., a Nevada corporation (“Vinco”) and Cryptyde, Inc., a Nevada corporation (“Cryptyde”). The above-named entities are each referred to in this Agreement as a “Party” and collectively as the “Parties”.

R E C I T A L S:

WHEREAS, Vinco and Cryptyde intend to use commercially reasonable efforts to negotiate and enter into a mutually acceptable transition services agreement covering support services, management services and related costs, human resources services, procurement services, tax services, finance services and other services to be mutually agreed; and

WHEREAS, the Parties each desire to provide, or cause to be provided, to the Recipients indicated on the Schedules hereto, and such Recipients desire to accept and receive, the Services and other services and rights set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Vinco and Cryptyde agree as follows:

1.	Definitions and Interpretation

1.1 Definitions. In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1:

“AAA” has the meaning specified in Section 10.2.

“Action” means any suit, action, cause of action, proceeding, claim, complaint, grievance, arbitration proceeding, demand, citation, summons, subpoena, cease and desist letter, injunction, notice of violation or irregularity, review or investigation (whether civil, criminal, regulatory or otherwise and whether at law or in equity) before or by any Governmental Entity or before any arbitrator.

“Additional Service” has the meaning specified in Section 2.1(b).

“Affiliate” means, with respect to any Person, another Person that, at the time of determination, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, whether by Contract, possession (directly or indirectly) of power to direct or cause the direction of the management or policies of a Person or the ownership (directly or indirectly) of securities or other interests in such Person; provided that, for the purposes of this Agreement, (i) neither _____ nor any of its Subsidiaries shall be treated as Affiliates of _____ or any of its other Subsidiaries (other than _____ and its Subsidiaries) and (ii) neither _____ nor any of its Subsidiaries (other than _____ and its Subsidiaries) shall be treated as Affiliates of _____ or any of its Subsidiaries.

“Agreement” has the meaning specified in the first paragraph.

“Closing Date” has the meaning specified in the Merger Agreement.

2

“Confidential Information” has the meaning specified in Section 4.1.

“Contract” means a contract, agreement, arrangement or lease, whether written or oral.

“CPI-U” means the unseasonably adjusted U.S. City Average All Items Consumer Price Index for All Urban Consumers, published by the Bureau of Labor Statistics or if such index is no longer published, a comparable index published at least annually by a reasonably similar source agreed to by the Parties.

“Dispute Date” has the meaning specified in Section 10.1.

“Effective Date” has the meaning specified in the first paragraph.

“Executives” means Lisa King for Vinco and Brian McFadden for Cryptyde.

“Exhibit” means any exhibit attached hereto.

“Expenses” means any and all expenses incurred in connection with investigating, defending or asserting any Action incident to any matter indemnified against hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, consultants, accountants and other professionals).

“Facilities Management Services” has the meaning specified in Schedule G.

“Fees” means, with respect to any given Service, (a) charges for the provision of such Service and (b) other than for Management Services, reasonable out-of-pocket expenses (which, for the avoidance of doubt, shall not include allocations for overhead or similar general operating expenses) incurred by a Provider on behalf of a Recipient in the provision of such Service (regardless of whether such reasonable out-of-pocket expenses are listed on any Schedule); provided, that the aggregate of all out-of-pocket expenses not set forth on a Schedule for all Services shall not exceed $500,000 per Service Period, in each case, unless the Parties otherwise agree to exceed such amounts. For purposes of clarification, Vinco shall be responsible for its out-of-pocket expenses incurred in connection with delivery of the Management Services.

“Financial Services” has the meaning specified in Schedule B.

“Force Majeure” has the meaning specified in Section 11.12.

“Governmental Entity” means any domestic or foreign (whether national, federal, state, provincial, local or otherwise) government or any court, administrative agency or commission or other governmental or regulatory authority or agency, domestic, foreign or supranational.

“HIPAA” has the meaning specified in Section 4.4.

“HR Services” has the meaning specified in Schedule A.

“Indemnified Party” and “Indemnified Parties” have the meanings specified in Section 7.1.

“Indemnifying Party” has the meaning specified in Section 7.1.

“Information Systems Services” has the meaning specified in Schedule J.

“Initial Service Period” has the meaning specified in Section 5.1.

3

“Intellectual Property” means all trademarks, service marks, trade names, trade dress, including all goodwill associated with the foregoing, domain names, copyrights, Software and Internet websites, and registrations and applications to register or renew the registration of any of the foregoing, patents and patent applications and Trade Secrets.

“Law” (and with the correlative meaning “Laws”) means rule, regulation, statute, order, ordinance, guideline, or other legally enforceable requirement, including, but not limited to common law, state and federal laws or securities laws and laws, rules and regulations of foreign jurisdictions.

“Liability” means any and all claims, debts, liabilities and obligations, absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising (unless otherwise specified in this Agreement), including all reasonable out-of-pocket costs and reasonable attorneys’ fees and expenses relating thereto, and including those debts, liabilities and obligations arising under any Law, and those arising under any Contract, commitment or undertaking.

“Loss” means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, fees, expenses, deficiencies, or other charges, absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown (including the costs and expenses of any and all Actions, demands, assessments, judgments, settlements and compromises relating thereto and attorneys’ fees and any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any such Actions or threatened Actions).

“Management Services” has the meaning specified in Schedule C.

“Merger Agreement” has the meaning specified in the first WHEREAS clause.

“Open Source Software License Agreement” has the meaning specified in the Proprietary Software License Agreement.

“Overdue Rate” means the prime rate of interest as published in the Wall Street Journal on the date a payment hereunder was due plus one percent (1%).

“Party” means Vinco and Cryptyde.

“Parties” means Vinco and Cryptyde together.

“Person” means an individual, corporation, partnership, joint venture, association, trust, limited liability company, Governmental Entity, unincorporated organization or other entity.

“Procurement Services” has the meaning specified in Schedule D.

“Provider” means an entity providing a Service hereunder, as indicated on the Schedules hereto. Vinco, Cryptyde or any of their respective Affiliates may serve as a Provider hereunder.

“Provider Invoice” has the meaning specified in Section 3.2.

“Provider Party” has the meaning specified in Section 2.1(b).

“Provider Service Manager” has the meaning specified in Section 2.3(a).

4

“Provider Software” means all computer systems, software programs and databases and external data services used by a Provider (i) prior to the Effective Date in providing services to a Recipient or (ii) in the performance of Services hereunder and that the Provider has the right to use.

“Technology Services” has the meaning specified in Schedule F.

“Recipient” means an entity receiving a Service hereunder, as indicated on the Schedules hereto. Vinco, Cryptyde or any of their respective Affiliates may be a Recipient hereunder.

“Recipient Data” means all correspondence, communications, memos, e-mails, electronic or paper records, electronic or paper documents or other information, including but not limited to client databases, pricing, collections, and any other financial information, prepared or generated by any Provider with respect to any Recipient or its businesses during the term of this Agreement contained in such Provider’s data files or systems, any additions or modifications made thereto by Provider in the course of performing Services under this Agreement, and any output data resulting from the delivery of Services by Provider.

“Recipient Party” has the meaning specified in Section 2.1(b).

“Recipient Service Manager” has the meaning specified in Section 2.3(a).

“Records” has the meaning specified in Section 3.3(a).

“SaaS Services” has the meaning specified in Schedule H.

“Schedule” means any schedule attached hereto.

“Service Manager” has the meaning specified in Section 2.3(a).

“Service Period” has the meaning specified in Section 5.1.

“Services” has the meaning specified in Section 2.1(a).

“Software” means all computer software, including application software, operating system software and firmware including all source code and object code versions thereof, in any and all forms and media, and all related documentation.

“Subsidiary” means, with respect to any Person, another Person of which more than 50% of any class of capital stock, voting securities, other voting ownership or voting partnership interests (or, if there are no such voting interests, more than 50% of the equity interests) are owned or controlled, directly or indirectly, by such first Person.

“Tax Services” has the meaning specified in Schedule E.

“Trade Secrets” shall mean all inventions, processes, designs, formulae, trade secrets, know-how, ideas, research and development, data, databases and confidential information.

5

“Transition and Migration Plan” has the meaning specified in Section 5.4(c).

1.2 Interpretation.

(a) In this Agreement, unless the context clearly indicates otherwise:

(i)	words used in the singular tense include the meanings of those words in the plural tense, and words used in the plural tense include the meanings of those words in the singular tense;

(ii)	reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement;

(iii)	reference to any gender includes the other gender;

(iv)	the words “include”, “includes” and “including” shall each be deemed to be followed by the term “without limitation”;

(v)	reference to any section, paragraph, exhibit or schedule means such section or paragraph of, or such exhibit or schedule to, this Agreement, as the case may be, and references in any section or definition to any clause means such clause of such section or definition;

(vi)	the words “herein,” “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof;

(vii)	reference to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement;

(viii)	reference to any Law (including statutes and ordinances) means such Law (including all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability;

(ix)	relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including”;

(x)	in the event of any conflict between the provisions of the body of this Agreement and the Exhibits or Schedules hereto, the provisions of the body of this Agreement shall control, unless an Exhibit or Schedule expressly provides otherwise;

(xi)	the titles and sections contained in this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of or to affect the meaning or interpretation of this Agreement; and

(xii)	any portion of this Agreement obligating a Party to take any action or refrain from taking any action, as the case may be, shall mean that such Party shall also be obligated to cause its relevant Affiliates or subcontractors to take such action or refrain from taking such action, as the case may be.

(b) This Agreement was negotiated by the Parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against either Party shall not apply to any construction or interpretation hereof.

6

2.	Performance of Services by Provider

2.1 General. (a) Each Provider hereunder shall provide to the relevant Recipient(s) hereunder, in accordance with the terms hereof and the Schedules, the following services solely for use in the business of such Recipient and its Affiliates:

(i) HR Services (as defined in Schedule A);

(ii) Financial Services (as defined in Schedule B);

(iii) Management Services (as defined in Schedule C);

(iv) Procurement Services (as defined in Schedule D);

(v) Tax Services (as defined in Schedule E);

(vi) Technology Services (as defined in Schedule F);

(vii) Facilities Management Services (as defined in Schedule G);

(viii) SaaS Services (as defined in Schedule H);

(ix) Intentionally omitted; and

(x) Information Systems Services (as defined in Schedule J)

(collectively, the “Services,” and each individually, including each individual service forming a part thereof, a “Service”).

(b) Additional Services. If at any time during the term hereof, a Recipient becomes aware of any service the provision of which by a Provider is necessary or advisable, which is not already being provided pursuant hereto (each, an “Additional Service”), then either Vinco (if the Recipient is Vinco or an Affiliate of Vinco) or Cryptyde (if the Recipient is Cryptyde or an Affiliate of Cryptyde) (either Party, the “Recipient Party”) may notify either Vinco (if the Provider is Vinco or an Affiliate of Vinco) or Cryptyde (if the Provider is Cryptyde or an Affiliate of Cryptyde) (either Party, the “Provider Party”) in writing of such Additional Service. Upon receipt of such written notice, the Provider Party shall promptly, but in no event later than seven (7) days, verify if such request is an Additional Service, and the Parties shall then, as promptly as reasonably practicable, negotiate in good faith regarding (i) whether the Provider Party shall provide such Additional Service and (ii) upon the Provider Party’s agreement to provide such Additional Service, the scope, terms, duration and cost and fees therefor. Notwithstanding anything to the contrary contained herein, if either Party becomes aware of any service, which is not already being provided pursuant hereto, and such service was provided by Vinco or its Subsidiaries prior to the Effective Date, then such Party shall notify the other Party in writing of any such services and the Parties shall, for thirty (30) days thereafter, negotiate in good faith an amendment or modification hereto regarding the scope, terms, duration and cost and fees therefor, which shall be no less favorable to the designated Recipient than the terms on which such service was previously provided, and if the Parties cannot reach an agreement on such terms prior to such thirtieth day, such service shall not be added hereto as an Additional Service. Once agreed, any such Additional Service shall be a “Service” for all purposes of this Agreement and the Parties shall amend this Agreement accordingly. Until the execution of any such amendment, neither the Provider Party nor its Affiliates shall be obligated to provide any such Additional Service.

2.2 Standard of Care. In the performance of the Services, a Provider shall perform the Services at a service level equal to or better than the current service level for that particular Service as provided by a Provider to itself or its Affiliates, provided, that with respect to a particular Service, the Provider and Recipient may agree on a specific service level relevant to such Service, consistent with this general principle, which will be set forth as part of the relevant Schedule. Except as expressly set forth in Schedule J or as otherwise may be mutually agreed upon in writing by the Parties.

7

2.3 Service Managers.

(a) Each Provider and Recipient shall designate one or more of its employees or representatives to be manager for each of the categories of Services listed in Section 2.1(a) herein (each, a “Provider Service Manager”, “Recipient Service Manager” or “Service Manager”, as applicable). Each Service Manager shall be listed in the Schedules hereto or shall otherwise be appointed, and the other Party shall be notified of such appointment, promptly after the date hereof. Each Provider Service Manager’s responsibilities for his or her identified Services shall include:

(i) supervising the performance of a Provider’s obligations (including performance of Services); and

(ii) communicating or meeting with the corresponding Recipient Service Manager as reasonably necessary to review progress and to resolve any issues relating to the Services.

(b) Each Recipient Service Manager’s responsibilities for his or her identified Services shall include:

(i) supervising the Recipient’s performance of its responsibilities with respect to the Services; and

(ii) communicating or meeting with the corresponding Provider Service Manager as reasonably necessary to review progress and to resolve any issues relating to the Services.

(c) If a Service Manager of either Party is unable to continue to serve in such capacity or if either Party elects to change a Service Manager, such Party shall appoint a successor Service Manager and promptly notify the other Party of such appointment.

2.4 Service Modifications.

(a) Subject to Section 2.5, the Provider Party may reasonably supplement, modify, substitute or otherwise alter any of the Services or any component thereof from time to time in a manner consistent with supplements, modifications, substitutions or alterations made for similar services provided or otherwise made available by, as applicable, the Provider Party or one of its Affiliates to itself or its Affiliates; provided, however, that the level of service shall not be decreased in any material respect as a result of such supplements, modifications, substitutions or alterations; provided, further, however, that prior to any such supplement, modification, substitution or other alteration, the Provider Party shall provide the Recipient Party with at least forty-five (45) days notice prior to implementing any such change and the Provider Party and Recipient Party shall, during such 45-day period, negotiate mutually agreeable terms and conditions for such supplement, modification, substitution or other alteration and if no such agreement is reached, the Recipient Party may, at its option (1) agree to such change on the most recent terms proposed by the Provider Party or (2) terminate the Service or such component thereof with respect to which such change is proposed on an agreed upon date, which shall be no earlier than thirty (30) days after the end of such 45-day period without any further liability or obligation other than the payment of Fees for such Services or components thereof provided through the date of such termination, it being understood that during such thirty (30) day period such supplement, modification, substitution or alteration shall not be implemented with respect to the Recipient Party. Once the Recipient Party has elected to terminate the Service or such component thereof, if an agreement on the date of such termination cannot be reached, such termination will occur on the one hundred twentieth (120th) day after the end of the 45-day period unless earlier requested by the Recipient Party.

8

(b) The Recipient Party may request that the Provider Party supplement, modify, substitute or otherwise alter any of the Services or any component thereof. Upon such request, the Parties shall discuss in good faith the scope and nature of such request and related issues, including, but not limited to, the Fees therefor. If the Parties agree upon the scope and nature of such request and related issues, the Parties shall amend this Agreement accordingly. Until the execution of any such amendment, neither the Provider Party nor its Affiliates shall be obligated to provide any such altered Services.

2.5 Third Persons. Following the Effective Date, a Provider may subcontract any of its obligations in relation to the provision of any Service or component thereof to a third-Person vendor. Notwithstanding the foregoing, (x) a Provider may not after the Effective Date begin to subcontract to a third-Person vendor its obligations in relation to the provision of any Service it is then providing hereunder or change a subcontractor that it is using on the Effective Date without the consent of the Recipient if doing so will increase the Fees by more than 4% for such Service or component thereof during the current Service Period or materially reduce the level of service, and (y) in any case, a Provider shall remain responsible for the performance of such Service or component thereof by such third-Person vendor at the same standard of care set forth herein for the Services; provided, however, that prior to engaging a subcontractor to provide a Service then provided by a Provider or changing a subcontractor providing a Service, the Provider Party shall provide the Recipient Party with at least forty-five (45) days’ notice prior to implementing any such change and the Provider Party and Recipient Party shall, during such 45-day period, negotiate mutually agreeable terms and conditions for such subcontracting and if no such agreement is reached, the Recipient may, at its option (1) agree to such subcontracting on the most recent terms proposed by the Provider or (2) terminate the Service or component thereof with respect to which such subcontracting is proposed on an agreed upon date, which shall be no earlier than thirty (30) days after the end of such 45-day period without any further liability or obligation other than the payment of Fees for such Services or component thereof provided through the date of such termination, it being understood that during such thirty (30) day period such subcontractor change shall not be implemented with respect to the Recipient Party. Once the Recipient Party has elected to terminate the Service or such component thereof, if an agreement on the date of such termination cannot be reached, such termination will occur on the one hundred twentieth (120th) day after the end of the 45-day period unless earlier requested by the Recipient Party. Notwithstanding anything to the contrary herein, the Provider Party may not increase the fees charged to the Recipient Party by more than the actual increase in costs to the Provider Party (if any) to deliver the applicable Service as a result of subcontracting permitted under this paragraph.

2.6 Affiliates. The Provider Party remains responsible for the performance of any of its Affiliates of the Services. A Provider may subcontract any of its obligations in relation to the provision of any Service or component thereof to any of its Affiliates; provided that such Affiliate shall be subject to the standard of care set forth in Section 2.2 and that the Provider Party remains responsible for such performance of such Service or component thereof by such Affiliate at the same standard of care set forth herein for the Services.

2.7 Recipient Obligations. To enable a Provider to provide the Services, a Recipient shall provide or cause to be provided, at its sole cost and expense, such information and materials, furnish access to such data, personnel, software licenses and other resources, and take such other actions as are reasonably necessary for the Provider to provide the Services; provided, however, that the Recipient shall not be obligated to provide materially more of the foregoing resources, or incur materially greater expenses in doing so, than the Recipient was providing in connection with performance or receipt of the Services prior to the Closing Date under the Merger Agreement unless the Recipient agrees to do so.

2.8 Compliance with Laws. A Provider shall have no obligation to engage in any unlawful activity in connection with the provision of the Services. In the event that either Party becomes aware of a change in the Law applicable to a Service, each shall notify the other and negotiate in good faith how to change the Service to accommodate the change in applicable Law (including cost). Any such change shall be done in accordance with the provisions of Section 2.4. In performing the Services, the Provider Party and any Provider shall comply in all material respects with all Laws that apply to the performance of the same.

9

2.9 Limited License. Subject to the terms and conditions of this Agreement, the Provider Party hereby grants to the Recipient Party a nonexclusive, terminable, limited right and license (or sublicense, as the case may be) to access and/or use the Provider Software solely in connection with the receipt of the Services hereunder to the extent that the Recipient Party requires access and use of the same; provided that the grant of such license or sublicense for any piece of Provider Software is conditioned upon Provider Party’s or its Affiliate’s receipt of any necessary third-Person consents, which the Provider Party and its Affiliates shall use commercially reasonable efforts to obtain, provided, that so long as the Recipient Party is informed in writing of such third-Person consent costs and agrees in writing to bear such cost, such cost shall be borne solely by the Recipient Party or its Affiliates. If as a result of any negotiations with third Persons regarding Provider Software licenses or sublicenses the costs thereof (but not including costs that are based on amount of use that increase as a result of increased use) to the Provider increases, the Provider shall bear the full cost of such increase and the Fees hereunder shall not be increased. The software covered by the Proprietary Software License Agreement or the Open Source Software License Agreement shall be governed by the terms of such agreements, as applicable, and not by this Section 2.9. If a Recipient declines to pay the third-Person consent costs as noted above, the Provider shall not be obligated to grant the applicable license or sublicense and the Recipient may, at its option, terminate the Service with respect to which such consent was being sought following forty-five (45) days’ notice to the Provider Party of its intent to do so without any further liability or obligation other than the payment of Fees for such Services provided through the date of such termination. All rights in and to the Provider Software not specifically granted herein are reserved by the Provider Party and its Affiliates, as applicable. The licenses granted pursuant to this Section 2.9 shall survive the termination or expiration of this Agreement in the event that transition services are being provided to the Recipient Party in accordance with Section 5 after the effective date of such termination or expiration; provided that, in the event any such licenses survive the termination or expiration of this Agreement, such licenses shall terminate no later than the date of completion of such transition services.

2.10 Personnel Approval, Removal and Continuity. At the Recipient Party’s request, the Provider Party will deliver the qualifications and experience of all personnel to be assigned to perform the Services hereunder. At any time during the term of this Agreement, the Recipient Party shall have the right to reject placement of, or subsequently request replacement of, any personnel that the Recipient Party reasonably believes is unqualified or not performing. Within five (5) business days of receiving the Recipient Party’s request for removal or replacement, the Parties shall meet to resolve the issue. If, after the meeting, the Recipient Party continues to reject or request replacement of the applicable personnel, the Provider Party shall, as promptly as is reasonably practicable under the circumstances, fulfill the Recipient Party’s request.

3.	Fees; Invoicing and Payment

3.1 Fees Generally. The relevant Recipient or Recipient Party shall pay the relevant Provider or Provider Party the amounts set forth in Schedule A in consideration for the HR Services, the amounts set forth in Schedule B in consideration for the Financial Services, the amounts set forth in Schedule C in consideration for the Management Services, the amounts set forth in Schedule D in consideration for the Procurement Services, the amounts set forth in Schedule E in consideration for the Tax Services, the amounts set forth in Schedule F in consideration for the Technology Services, the amounts set forth in Schedule G in consideration for the Facilities Management Services, the amounts set forth in Schedule H in consideration for the SaaS Services, and the amounts set forth in Schedule I in consideration for the Information Systems Services.

10

3.2 Payments. The Provider Party shall submit or cause to be submitted to the Recipient Party or a Recipient, within thirty (30) business days following the end of each calendar month, an invoice specifying the Fees for and nature of each of the Services provided during the relevant month (each, a “Provider Invoice”). The Provider Party shall, and shall cause its Affiliates to, provide the Recipient Party with such books and records as are necessary to support the amounts in the relevant Provider Invoice as the Recipient Party may reasonably request from time to time. The Recipient Party shall pay or cause to be paid in full the amounts due under each Provider Invoice within fifteen (15) days after receipt of such Provider Invoice and such payment shall be accompanied by a copy of the applicable Provider Invoice. Any portion of the amount due on any Provider Invoice not paid within such fifteen (15) day period shall bear interest at the Overdue Rate, calculated on an annualized basis based on a 360-day year comprised of twelve thirty day months, until paid in full. All amounts invoiced on Provider Invoices shall be in United States (U.S.) dollars, unless otherwise agreed upon by the Parties.

3.3 Audit Rights.

(a) Each Party agrees to maintain, and to cause its applicable Affiliates to maintain, books and records arising from or related to any Services provided hereunder that are accurate and complete in all material respects during the term of each Service and for a period of four (4) years following the termination or expiration of such Service, including but not limited to accounting records and documentation produced in connection with the rendering of any Service and in the calculation of any compensation payable pursuant hereto (the “Records”).

(b) During the term hereof and for one year thereafter, no more than once during each six month period in each fiscal year, the Recipient Party shall have the right to audit the Records of the Provider Party and its Affiliates pertaining to the Services received during that fiscal year. The Recipient Party may use an independent auditor to perform any such audit that is reasonably acceptable to the Provider Party. Prior to the Recipient Party using an independent auditor, such independent auditor shall enter into an agreement with the Parties, on terms that are agreeable to both Parties, under which such independent auditor agrees to maintain the confidentiality of the information and materials reviewed during the course of such audit. The findings of such audit shall be considered Confidential Information for the purposes of this Agreement.

(c) Any audit shall be conducted during regular business hours and in a manner that does not interfere unreasonably with the operations of the Provider Party or its Affiliates. Each audit shall begin upon the date agreed by the Parties, but in no event more than ten (10) days after notice from the Recipient of such audit, and shall be completed as soon as reasonably practicable. The Recipient Party shall pay or cause to be paid the costs of conducting such audit, unless the results of an audit reveal an overpayment of the applicable audited Service of 7.5% or more, in which case, the Provider Party shall pay or cause to be paid the lesser of the pro-rata portion of the audit fees for auditing such Service or an amount equal to the amount of the overpayment. If the audit concludes that an overpayment or underpayment has occurred during the audited period, such payment shall be remitted by the Party or its Affiliate responsible for such payment to the other Party or its Affiliate to whom such payment is owed within thirty (30) days after the date such auditor’s written report identifying the overpayment or underpayment is delivered to the Party who is, or whose Affiliate is, responsible for such payment, provided that should the Provider Party dispute the findings of an audit conducted by the Recipient Party without the use of an independent auditor, the Provider Party may withhold any disputed amounts due to the Recipient Party pursuant to this Section 3.3(c) pending the resolution of such dispute in accordance with Section 10 hereof. Any such finally determined overpayment or underpayment shall bear interest at the Overdue Rate, calculated on an annualized basis based on a 360-day year comprised of twelve thirty day months, from the date such overpayment or underpayment occurred until paid in full.

11

(d) In connection with any audit, the Provider Party shall provide the Recipient Party and the auditors of the Recipient Party who have executed a confidentiality agreement in accordance with Section 3.3(b) reasonable access to Records (and permit the Recipient Party and the Recipient Party’s auditors to examine and make copies and abstracts from such Records), facilities and management personnel and subcontractors (if applicable) with respect to the relevant Services for the purpose of: (A) performing the Recipient Party’s end of fiscal quarter or end of fiscal year financial closing process, and to prepare the related financial statements and accounting reports, or to revise any financial statements and accounting reports for any prior periods; or (B) performing audits and inspections of the relevant businesses necessary to meet applicable regulatory requirements, including Section 404 of the Sarbanes-Oxley Act of 2002.

(e) Upon written request from the other Party, each Party shall provide the other Party reasonable access to the Records and relevant personnel during the term of each Service (and, for a period of four (4) years following the termination or expiration of such Service, for purposes of defending any litigation, the preparation of income and other tax returns, demonstrating to any third-Person as reasonably necessary compliance with applicable laws or regulations or pursuant to the request of any applicable regulatory authority); provided, however, that each Party shall bear its own expenses in connection therewith (including out of pocket expenses), such access shall be provided at a reasonable time, under the supervision of such first Party’s or its Affiliates’ personnel and in such a manner as not to interfere unreasonably with the normal operation of such first Party’s or its Affiliates’ businesses, and shall be subject to any confidentiality obligations on the part of the first Party or its Affiliates to any third Person, and provided further that nothing herein shall require any Party to provide the other Party access to any information contained in any Record that does not relate to the relevant Services. Such access shall include the right to examine and copy Records to the extent relating to the relevant Services, subject to the confidentiality obligations set forth in Section 4 herein.

3.4 Taxes. The Fees set forth in the Schedules do not include any sales, value-added, goods and services, or similar taxes of any nature imposed by any federal, state, local or foreign jurisdiction. If a Provider or the Provider Party has the legal obligation to collect and/or pay any such taxes with respect to provision of Services (other than Management Services) under this Agreement, the amount of (and the jurisdiction imposing) such taxes shall be added to the Provider Invoice to a Recipient or the Recipient Party, separately stated, and shall be paid by a Recipient or the Recipient Party to a Provider or the Provider Party; provided that (a) in the case of value-added taxes, a Recipient or the Recipient Party shall not be obligated to pay such taxes unless a Provider or the Provider Party has issued to a Recipient or the Recipient Party a valid value-added tax invoice in respect thereof, and (b) in the case of all such taxes, a Recipient or the Recipient Party shall not be obligated to pay such taxes if and to the extent that a Recipient or the Recipient Party has provided any exemption certificates or other applicable documentation that would eliminate or reduce the obligation to collect and/or pay such taxes. If a Provider or the Provider Party does not have the legal obligation to collect and/or pay any such taxes with respect to the provision of Services to a Recipient or the Recipient Party hereunder, a Recipient or the Recipient Party does have such legal obligation with respect to such taxes, and the amount of such taxes has not been added to the Provider Invoice to a Recipient or the Recipient Party, a Recipient or the Recipient Party shall pay the invoiced amount to a Provider or the Provider Party without reduction for such taxes and shall pay to the applicable federal, state, local or foreign jurisdiction the amount of such taxes due to such jurisdiction. With respect to each Service (other than Management Services), a Recipient and the Recipient Party shall hold the Provider(s) and the Provider Party harmless from any sales, value added, goods and services, or similar taxes of any nature imposed by any federal, state, local or foreign jurisdiction with respect to such Service or payments under this Agreement with respect to such Service; provided that in the event a Provider or the Provider Party is obligated by law to add any such taxes to a Provider Invoice and fails to do so, neither the Recipient nor the Recipient Party shall be responsible for any penalties imposed as a result of such failure.

12

3.5 Sharing of Savings. The Parties acknowledge and agree that the Fees for Services are, in part, based upon an allocation of expenses associated with personnel involved in providing the HR Services, Procurement Services, Technology Services and Information Systems Services. In the event that the Providing Party eliminates some of the personnel, functions or services comprising the HR Services, Procurement Services, Technology Services or Information Systems Services, then the Fees charged to the Recipient Party for any such Services shall be reduced in accordance with the original percentage of costs allocated to the Fees for such Services during the period in which such personnel, functions or services are not provided. In the event that the Parties did not expressly identify in a Schedule the pro-rata allocation of costs between the Providing Party and Recipient Party, the Parties will agree upon the pro-rata reduction hereunder based upon the actual allocation percentages. For purposes of clarification, if any personnel are terminated by the Providing Party, any severance payments or related termination payments shall not be included in the calculation of Fees. This Section 3.5 applies only to the Services specifically mentioned in the first two sentences of this Section 3.5 and does not apply to the Management Services identified in Schedule C, as the Fees identified therein reflect both the applicable Services and other considerations contemplated in the Merger Agreement.

4.	Confidentiality; Data Security

4.1 Confidential Information. “Confidential Information” of a Party means all business, operational, customer, employee, technological, financial, commercial and other proprietary information and materials disclosed by a Party and its Affiliates to the other Party, its Affiliates and third-Person vendors pursuant to this Agreement, and shall include all information and materials that: (a) are contained in any of the Schedules or Exhibits to this Agreement; (b) relate to the determination of the Fees; (c) are obtained by the other Party in the course of an audit pursuant to Section 3.3; (d) are obtained by the other Party after the Effective Date in the course of the receipt or provision of any of the Services; (e) embody or otherwise summarize Confidential Information; or (f) are identified in writing by the disclosing Party as confidential and/or proprietary.

4.2 Confidentiality Obligations. Except as expressly authorized by prior written consent of the disclosing Party, the receiving Party shall:

(a) limit access to any Confidential Information of the other Party received by it to its and its Affiliates’ directors, officers, employees, subcontractors, agents and representatives, including third-Person vendors, who need to know in connection with this Agreement and the obligations of the Parties hereunder;

(b) advise such directors, officers, employees, subcontractors, agents and representatives, including third-Person vendors, having access to the Confidential Information of the other Party of the proprietary nature thereof and of the obligations set forth in this Agreement and confirm their agreement that they will be bound by such obligations (provided that no individual may perform Technology Services without previously having executed a written non-disclosure agreement with a Party or its Affiliate);

(c) safeguard all Confidential Information of the other Party received using a reasonable degree of care, but not less than that degree of care used by the receiving Party in safeguarding its own similar information or material;

(d) comply in all material respects with all applicable:

(i) Laws relating to maintaining the confidentiality of the Confidential Information of the other Party; and

13

(ii) privacy policies provided to the receiving Party relating to Confidential Information of the disclosing Party;

(e) except as set forth in this Agreement, not reproduce or use any Confidential Information of the other Party or disclose the Confidential Information of the other Party to any other Person without the prior written consent of the other Party; and

(f) use the Confidential Information of the other Party only for the purposes and in connection with the performance of the receiving Party’s obligations set forth in this Agreement.

4.3 Exceptions. Notwithstanding the obligations set forth in Section 4.2, the obligations of confidentiality, non-use and non-disclosure imposed under this Section 4 shall not apply to any Confidential Information of the other Party:

(a) that the recipient can demonstrate has been published or otherwise been made available to the general public without breach of this Agreement;

(b) that the recipient can demonstrate has been furnished or made known to the recipient without any obligation to keep it confidential by a third Person under circumstances which are not known or should not have reasonably been known to the recipient to involve a breach of the third Person’s obligations to a Party hereto;

(c) that the recipient can demonstrate was developed or acquired independently by an employee or agent of the recipient without access to or use of Confidential Information of the other Party furnished to the recipient pursuant to this Agreement;

(d) that the recipient can demonstrate was also provided to it, independent of this Agreement, in its capacity as a director or shareholder of the other Party and is governed by confidentiality obligations in its capacity as such.

4.4 HIPAA Obligations. Each Party acknowledges that certain Recipient Data of the other Party may constitute “protected health information” subject to the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), and that the other Party may be considered a “business associate” to customers that are “covered entities” under HIPAA. Each Party shall treat all such Recipient Data as Confidential Information of the other Party hereunder, regardless of whether such information is aggregated or otherwise “de-identified” (as that term is defined under HIPAA). Each Party shall execute a business associate subcontractor agreement(s), which agreement(s) shall include the customary provisions required under HIPAA as well as flow through provisions that the other Party is required to execute as a business associate to one or more of its customers.

4.5 Data Security. The Provider Party shall use commercially reasonable efforts to protect the physical security and electronic security of the equipment utilized to provide the Services to the Recipient Party that contains Recipient Data. In the event of a breach or suspected breach of security of any system, website, database, equipment or storage medium or facility that results or could result in unauthorized access to Recipient Data by any third party (including any employee or subcontractor of the Provider Party that is not authorized to access such information), the Provider Party shall notify the Recipient Party as promptly as is reasonably possible under the circumstances and make commercially reasonable efforts to resecure its systems promptly. The Provider Party shall treat any information related to such security incident(s) as the Recipient’s Confidential Information. The Provider Party agrees to provide reasonable cooperation to the Recipient Party and any applicable government agency in investigating and resolving any such security incident.

14

4.6 Injunctive Relief. Each Party acknowledges that the disclosing Party would not have an adequate remedy at Law for the breach of any one or more of the covenants contained in this Section 4 and agrees that, in the event of such breach, the disclosing Party may apply to a court for an injunction to prevent breaches of this Section 4 and to enforce specifically the terms and provisions of this Section 4.

4.7 Disclosure Required by Law. The provisions of this Section 4 shall not preclude disclosures required by Law; provided, however, that each Party shall use reasonable efforts to notify the other Party prior to making any such disclosure, in order to permit the other Party to take such steps as it deems appropriate to minimize any loss of confidentiality.

5.	Term and Termination

5.1 Term. The term for each of the Services shall begin on the Effective Date (unless otherwise stated in a Schedule) and, except as otherwise provided in this Agreement, shall continue in effect until the first anniversary of the Effective Date (such period, the “Initial Service Period”). This Agreement may be extended for additional one-year periods by mutual agreement of the Parties (each such extension and the Initial Service Period, a “Service Period”), provided that a Party notifies the other Party at least ninety (90) days prior to end of the then-current Service Period of such Party’s desire to extend the Agreement and the Parties reach an agreement on the terms and conditions applicable to such extension prior to the end of the then-current Service Period, unless the Parties agree otherwise. In the event that the Parties cannot reach an agreement on the Fees to be charged during the extension, but otherwise agree to the extension of this Agreement for a subsequent Service Period, the percent increase in the Fees will be the CPI-U increase for the 90 day period immediately preceding the anniversary date until such an agreement on Fees has been reached. In no event shall this Agreement continue for more than ninety (90) days beyond the end of the then-current Service Period, other than for Technology Services and Information Systems Services, which may continue for no more than one hundred eighty (180) days beyond the end of the then-current Service Period, unless the Parties have agreed on the other relevant terms and conditions for the proposed extension. Under no circumstances shall this Agreement, or any Services or components thereof, terminate prior to the date that is four (4) months after the Effective Date, except as provided in the second paragraph of Section 5.2.

5.2 Termination of a Particular Service or Component Thereof. At any time following the date that is four (4) months after the Effective Date:

(a) Either Party may terminate its rights and obligations with respect to the provision of a Service or any component thereof effective thirty (30) days following notice to the other Party if the other Party materially defaults in the performance of any of its obligations contained in this Agreement for such Service or component thereof, as applicable, and such default is not remedied to the reasonable satisfaction of the non-defaulting Party within such notice period; and

(b) Any specific Service or part thereof shall be subject to termination at the election of the Recipient Party upon providing advance notice to the Provider Party in accordance with the notice for termination period set forth for that particular Service in the Schedules, or, alternatively, if the Schedules do not set forth a specific notice for termination period for such Service, upon forty-five (45) days’ notice to the Provider Party. Any termination of this Agreement with respect to any Service (or part thereof) shall not terminate this Agreement with respect to any other Service or any other services then being provided under this Agreement.

15

Notwithstanding the foregoing (including the four (4) month period referred to above), if (i) within thirty (30) days following the Effective Date the Recipient Party determines that it (or a Recipient) will be responsible for a material amount of taxes pursuant to Section 3.4 of this Agreement with respect to any Service or part thereof, a notice referred to in clause (b) above with respect to such Service or part thereof may be provided within such thirty (30) day period and (ii) the Recipient Party provides a notice to terminate a specific Service or part thereof pursuant to clause (b) above as a result of the Recipient Party (or a Recipient) determining that it (or a Recipient) will be responsible for a material amount of taxes pursuant to Section 3.4, the reference in clause (b) to forty-five (45) days shall be to thirty (30) days with respect to such Service or part thereof.

5.3 Consequences of Termination of this Agreement or Termination of any of the Services or any Component Thereof. Upon termination of this Agreement for any reason, any of the Services or any component thereof:

(a) the Parties shall cooperate with each other as is reasonably necessary to transition the provision of the applicable Services or components thereof to the Recipient or its designee;

(b) such termination shall not affect either Party’s, or either Party’s Affiliates’, rights (subject to Section 6.3(b)(i)) to payment or refunds for Services or components thereof that have been provided or paid for by that Party or its Affiliates prior to such termination; and

(c) except as otherwise provided herein, each Party shall and shall cause its Affiliates to use reasonable efforts to, at the other Party’s option, destroy or return to the other Party all records obtained by such Party in the course of performing such Services or components thereof, as applicable, containing Confidential Information of the other Party that are then in the possession or control of such Party or its Affiliates, provided, however, that archived records may be retained. If either Party or any of their respective Affiliates destroys any record pursuant to this Section 5.3(c), such Party shall provide the other Party with written confirmation of any such destruction.

5.4 Transition and Migration Upon Discontinuation or Termination.

(a) In preparation for the discontinuation of any Service provided under this Agreement for any reason, the Provider Party shall, and shall cause its Affiliates to, consistent with its obligations to perform the Services hereunder and with the cooperation and commercially reasonable assistance of the Recipient Party, take such steps as are reasonably requested in order to facilitate a smooth, efficient and prompt transition and/or migration of the data, records and responsibilities of the Services to the Recipient Party so as to avoid a disruption of services; provided, however, that in no event shall the Provider Party or any of its Affiliates be required to do anything that would interfere with its ability to perform its obligations with respect to the Services hereunder unless the Recipient Party expressly agrees in a writing to be executed by both Parties to waive any claim it may have that the Provider Party or the relevant Affiliate is in breach in its performance obligations due to the interference in the Services caused by such assistance. Subject to the minimum transition period duration requirement for the Technology Services, and Information Systems Services pursuant to Section 5.4(c), the Parties shall use all commercially reasonable efforts to complete such transition and/or migration prior to the effective date of the expiration or termination of the applicable Service Period or the expiration or termination of this Agreement or on such expedited or extended schedule to which the Parties shall mutually agree in writing.

16

(b) In preparation for the discontinuation of any Service or termination of this Agreement for any reason, the Provider Party shall, and shall cause its Affiliates to, (i) transfer to the Recipient Party, and the Recipient Party shall take possession of, all of the Recipient Party records, files and Recipient Party data related to the provision of the Services to the Recipient Party and (ii) provide systems and software assistance and personnel training so as to enable the Recipient Party to transition efficiently and migrate such Recipient Party records, files and Recipient Party data in satisfying its ongoing needs for which Services have been provided by the Provider Party and its Affiliates hereunder; provided that any services provided by the Provider Party and its Affiliates pursuant to this Section 5.4(b) shall be consistent with the Provider Party’s and its Affiliates’ agreements with third Persons and are conditioned upon the Provider Party’s or its Affiliate’s receipt of any necessary third-Person consents, which the Provider Party and its Affiliates shall use commercially reasonable efforts to obtain.

(c) Upon receipt by the Provider Party of the Recipient Party’s reasonable request for transition and migration assistance in accordance with this Section 5.4, the Parties shall negotiate in good faith a plan under which such transition and migration assistance will be provided (each such plan, a “Transition and Migration Plan”). Each Transition and Migration Plan shall include the schedule for transition and migration work and costs to be incurred by each Party and their respective Affiliates in performing transition and migration activities. The Recipient Party shall pay such costs of transition and migration activities incurred by either Party or its Affiliates pursuant to this Section 5.4. With respect to the Technology Services, and Information Systems Services only, the transition period specified in the Transition and Migration Plan shall be no less than one hundred twenty (120) days after the effective date of the expiration or termination of the applicable Service Period.

5.5 Survival. Upon termination of this Agreement for any reason, Sections 1, 2.9, 3.1, 3.2, 3.3, 3.4, 4.1, 4.2, 4.3, 4.6, 4.7, 5.3, 5.4, 5.5, 6, 7, 8, 10 and 11 shall survive.

6.	Disclaimer; Limitations of Liability; Remedies

6.1 Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, EACH PARTY MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE SERVICES TO BE PROVIDED UNDER THIS AGREEMENT.

6.2 Limitations of Liability.

(a) NEITHER PARTY SHALL BE LIABLE, WHETHER IN CONTRACT, IN TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY), OR OTHERWISE, FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES WHATSOEVER, INCLUDING BUT NOT LIMITED TO LOSS OF PROFITS, THAT IN ANY WAY ARISE OUT OF, RELATE TO, OR ARE A CONSEQUENCE OF, ITS PERFORMANCE OR NONPERFORMANCE HEREUNDER, OR THE PROVISION OF OR FAILURE TO PROVIDE ANY SERVICE HEREUNDER, EXCEPT TO THE EXTENT THAT SUCH DAMAGES ARE AWARDED TO A THIRD PERSON, WHICH AWARD SHALL BE SUBJECT TO THE LIMITATIONS IN SECTION 6.2(b) APPLICABLE TO A THIRD PERSON.

17

(b) THE AGGREGATE LIABILITY OF EITHER PARTY UNDER THIS AGREEMENT SHALL BE LIMITED TO (1) IF SUCH LIABILITY IS DETERMINED AFTER THE FIRST ANNIVERSARY OF THE EFFECTIVE DATE, THE TOTAL AMOUNTS PAID OR PAYABLE TO OR BY SUCH PARTY OR ITS AFFILIATES UNDER THIS AGREEMENT WITH RESPECT TO THE RELEVANT SERVICE SCHEDULE UNDER WHICH THE INDEMNIFICATION OBLIGATION ARISES DURING THE IMMEDIATELY PRECEDING TWELVE (12) MONTHS OR (2) IF SUCH LIABILITY IS DETERMINED PRIOR TO THE FIRST ANNIVERSARY OF THE EFFECTIVE DATE, THE GREATER OF THE ACTUAL AMOUNT PAID OR PAYABLE TO OR BY SUCH PARTY OR ITS AFFILIATES UNDER THIS AGREEMENT WITH RESPECT TO THE RELEVANT SERVICE SCHEDULE UNDER WHICH THE INDEMNIFICATION OBLIGATION ARISES THROUGH SUCH DATE OF DETERMINATION OR THE AMOUNT THAT WOULD BE PAYABLE UNDER THIS AGREEMENT WITH RESPECT TO THE RELEVANT SERVICE SCHEDULE UNDER WHICH THE INDEMNIFICATION OBLIGATION ARISES DURING THE FIRST YEAR OF THE TERM HEREOF; PROVIDED, HOWEVER, THAT TO THE EXTENT THE INDEMNIFICATION OBLIGATION ARISES FROM A PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT IN THE PERFORMANCE OR RECEIPT OF THE SERVICES COVERED BY THE RELEVANT SERVICE SCHEDULE UNDER THIS AGREEMENT, THE AGGREGATE LIABILITY SHALL BE LIMITED TO (1) IF SUCH LIABILITY IS DETERMINED AFTER THE FIRST ANNIVERSARY OF THE EFFECTIVE DATE, THREE (3) TIMES THE TOTAL AMOUNTS PAID OR PAYABLE TO OR BY SUCH PARTY OR ITS AFFILIATES UNDER THIS AGREEMENT WITH RESPECT TO THE RELEVANT SERVICE SCHEDULE UNDER WHICH THE INDEMNIFICATION OBLIGATION ARISES DURING THE IMMEDIATELY PRECEDING TWELVE (12) MONTHS OR (2) IF SUCH LIABILITY IS DETERMINED PRIOR TO THE FIRST ANNIVERSARY OF THE EFFECTIVE DATE, THE GREATER OF THREE (3) TIMES THE ACTUAL AMOUNT PAID OR PAYABLE TO OR BY SUCH PARTY OR ITS AFFILIATES UNDER THIS AGREEMENT WITH RESPECT TO THE RELEVANT SERVICE SCHEDULE UNDER WHICH THE INDEMNIFICATION OBLIGATION ARISES THROUGH SUCH DATE OF DETERMINATION OR THREE (3) TIMES THE AMOUNT THAT WOULD BE PAYABLE UNDER THIS AGREEMENT WITH RESPECT TO THE RELEVANT SERVICE SCHEDULE UNDER WHICH THE INDEMNIFICATION OBLIGATION ARISES DURING THE FIRST YEAR OF THE TERM HEREOF; PROVIDED, FURTHER, HOWEVER, THAT THE FOREGOING LIMITATIONS ON LIABILITY SHALL NOT APPLY TO DAMAGES FINALLY AWARDED TO A THIRD PERSON BY A COURT, TRIBUNAL, ARBITRATOR OR JURY OR SUBJECT TO A SETTLEMENT APPROVED IN WRITING BY THE INDEMNIFYING PARTY THAT RESULT FROM A THIRD PERSON CLAIM FOR PROPERTY DAMAGE, PERSONAL INJURY (INCLUDING DEATH) OR A BREACH BY THE INDEMNIFYING PARTY OR AN AFFILIATE OF ITS OBLIGATION TO MAINTAIN AS CONFIDENTIAL THE PROTECTED HEALTH INFORMATION OF SUCH THIRD PERSON, WHICH SHALL INSTEAD BE LIMITED TO (1) IF SUCH LIABILITY IS DETERMINED AFTER THE FIRST ANNIVERSARY OF THE EFFECTIVE DATE, THE TOTAL AMOUNTS PAID OR PAYABLE TO OR BY SUCH PARTY OR ITS AFFILIATES UNDER THIS AGREEMENT DURING THE IMMEDIATELY PRECEDING TWELVE (12) MONTH PERIOD OR (2) IF SUCH LIABILITY IS DETERMINED PRIOR TO THE FIRST ANNIVERSARY OF THE EFFECTIVE DATE, THE GREATER OF THE ACTUAL AMOUNT PAID OR PAYABLE TO OR BY SUCH PARTY OR ITS AFFILIATES UNDER THIS AGREEMENT THROUGH SUCH DATE OF DETERMINATION OR THE AMOUNT THAT WOULD BE PAYABLE UNDER THIS AGREEMENT DURING THE FIRST YEAR OF THE TERM HEREOF.

(c) FOR THE AVOIDANCE OF DOUBT, THE PARTIES ACKNOWLEDGE AND AGREE THAT CERTAIN EVENTS AND CLAIMS (INCLUDING LOST DATA, BUSINESS INTERRUPTION AND CLAIMS OF CLIENTS OR CUSTOMERS) COULD RESULT IN SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES AS WELL AS DIRECT DAMAGES. IF SUCH DAMAGES ARE DIRECT, SUCH DAMAGES SHALL BE COVERED BY SECTION 6.2(b). IF SUCH DAMAGES ARE SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE, SUCH DAMAGES SHALL BE COVERED BY SECTION 6.2(a).

6.3 Failure to Perform Services.

(a) Notice. If the Provider Party or any of its Affiliates fails to perform any of the Services or any component thereof at the service level set forth in Section 2.2 of this Agreement and the Exhibits and Schedules hereto, if applicable, and such failure by the Provider Party or any of its Affiliates is not due to any breach by the Recipient Party or its Affiliates of their respective obligations hereunder, the Recipient Party may notify the Provider Party of such failure and request that the Provider Party correct such failure within thirty (30) days after notice thereof. For the avoidance of doubt, to the extent that any service level failure constitutes the Provider Party’s material default pursuant to Section 5.2(a) hereunder, the Recipient Party may exercise its termination rights under Section 5.2(a).

18

(b) Failure to Remedy. If the Recipient Party notifies the Provider Party as set forth in Section 6.3(a), and the Provider Party has not corrected such failure in the time frame set forth in Section 6.3(a), or, if such failure is not capable of correction within such time frame, the Provider Party has not begun the correction process or ceases to diligently pursue to completion the correction process, the Recipient Party may:

(i) withhold payment, or cause its Affiliate to withhold payment, for such Services or component thereof or seek a refund for Fees already paid for such Services or such component thereof, which withholding or refund shall be prorated for the period of noncompliance;

(ii) seek to terminate the provision of the applicable Services or such component thereof, as applicable, in accordance with Section 5.2(a);

(iii) seek damages from the Provider Party, subject in all cases to the limitations set forth in Section 6.2 and Section 7; and/or

(iv) require the Provider Party and its Affiliates to cooperate promptly and in good faith in obtaining an alternative means of providing such Services or such component thereof. The Provider Party shall be responsible for the reasonable costs incurred by either Party pursuant to this Section 6.3(b) in either restoring such Services or such component thereof or obtaining an alternative source of such Services or such component thereof; provided that the Provider Party shall only be responsible for the payment of such reasonable costs up to, and not exceeding, the amount of the Fees for such Services or such component thereof for the period from the time when the performance failure described in Section 6.3(a) commenced to the time when such Services or such component thereof were restored.

(c) Errors. The Provider Party shall, at its own expense, promptly correct any errors in the provision of Services rendered hereunder by the Provider Party, its Affiliates or third-Person subcontractors after receiving notice thereof from the Recipient Party or otherwise; provided that the Recipient Party shall bear the reasonable out-of-pocket expenses of the Provider Party in correcting any such errors caused by the Recipient Party or any of its Affiliates.

7.	Indemnification

7.1 Indemnifying Party’s Obligations. Each Party (for purposes of this Section 7, the “Indemnifying Party”) shall indemnify, defend and hold harmless the other Party and each of the other Party’s Affiliates and their respective directors, officers, employees and agents, and each of the permitted successors and assigns of any of the foregoing (for purposes of this Section 7, each an “Indemnified Party” and collectively, the “Indemnified Parties”), from and against any and all Expenses and Losses incurred or suffered by the Indemnified Parties in connection with, relating to, arising out of or due to the Indemnifying Party’s or its Affiliate’s (i) breach of any of their respective covenants, agreements and obligations hereunder, (ii) gross negligence or willful misconduct in their respective performance or receipt of Services under this Agreement or (iii) infringement of third-Person Intellectual Property rights in Software in the event that the Indemnifying Party or its Affiliate, acting in its capacity as a Provider, provides a Recipient with access to Software, provided that such Recipient shall not receive indemnification pursuant to this clause (iii) in the event that either (a) such Provider has followed specifications provided by such Recipient (including, but not limited to, if such Recipient requires that such Provider use particular Software), (b) the Software is modified by any Person other than such Provider or (c) the Software is combined with other Intellectual Property by any Person other than such Provider.

19

7.2 Indemnification Procedure. If an Indemnified Party asserts that an Indemnifying Party has become obligated to indemnify pursuant to this Section 7, or if any third-Person Action is begun, made or instituted as a result of which the Indemnifying Party may become obligated to an Indemnified Party hereunder, the Indemnified Party shall give written notice to the Indemnifying Party within a sufficiently prompt time to avoid prejudice to the Indemnifying Party (but the failure to so promptly notify the Indemnifying Party shall not relieve the Indemnifying Party from its obligation to indemnify the Indemnified Party hereto to the extent it is not actually prejudiced thereby), specifying in reasonable detail the facts upon which the claimed right to indemnification is based. The Indemnifying Party shall, at its own cost, contest and defend any third-Person Action against the Indemnified Party. The Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement of any third-Person Action without the consent, not to be unreasonably withheld or delayed, of the Indemnified Party if such judgment or settlement (a) does not include as an unconditional term thereof the giving by each claimant or plaintiff to the Indemnified Party (and any applicable Affiliate thereof) of an unconditional and irrevocable release from all Liability in respect to such claim, (b) would result in the finding or admission of any violation of applicable Law by the Indemnified Party or its Affiliates or (c) provides for injunctive or other non-monetary relief affecting the Indemnified Party or its Affiliates. Any payment to be made by an Indemnifying Party to an Indemnified Party shall be made within thirty (30) days of (i) the Indemnified Party’s delivery of notice of a claim for indemnification, such claim being uncontested by the Indemnifying Party within the thirty (30) day period, or (ii) in the event that the Indemnifying Party contests the claim pursuant to the dispute resolution procedures set forth in Section 10 hereof and the dispute is resolved in favor of the Indemnified Party, the date of final determination of the amount to be indemnified under such claim. The Indemnified Party may not settle any third-Person Action itself without the consent of the Indemnifying Party, not to be unreasonably withheld or delayed.

7.3 Sole and Exclusive Remedy. The Parties acknowledge and agree that each Party’s right of indemnification under this Section 7 constitutes each Party’s sole and exclusive remedy under this Agreement, with the exception of each Party’s rights to: (i) injunctive relief under Section 4.6 and Section 10.3 herein; or (ii) the remedies specified in Section 6.3.

8.	Ownership of and Access Data and Intellectual Property

8.1 Data. All Recipient Data is the exclusive property of, and shall constitute Confidential Information of, the relevant Recipient. The relevant Recipient shall retain exclusive ownership and right to use all of its Recipient Data after the conclusion of this Agreement. The Provider Party represents and warrants that, other than in connection with providing the Services under this Agreement, the Provider Party shall not, and shall cause its Affiliates not to, directly or indirectly use or disclose Recipient Data.

8.2 Intellectual Property. Unless agreed otherwise in a Schedule, each Party hereto agrees that any Intellectual Property of the other Party or its Affiliates or licensors made available to such Party or its Affiliates in connection with the Services, and any derivative works, additions, modifications, translations or enhancements thereof created by a Party or its Affiliates pursuant to this Agreement, are and shall remain the sole property of the original owner of such Intellectual Property. To the extent that a Provider uses its own or third-Person Intellectual Property in connection with providing the Services, such Intellectual Property shall remain the sole property of the Provider or the third Person.

20

9.	Assignment; Transfer

Neither Party shall assign or attempt to assign its rights or obligations hereunder without the other Party’s prior written consent; provided, however, that no such consent shall be required for an assignment, in whole (if applicable) or in relevant part, in connection with (i) any assignment to an Affiliate of the assigning Party so long as such assignment is not for the purpose of avoiding indemnification and the assignee assumes and is capable of performing the obligations assigned in accordance with the terms of this Agreement or any assignment or sale of all or substantially all of the assets of Vinco or Cryptyde, or any merger, consolidation or other business combination to which Vinco or Cryptyde is a party. The assigning Party shall provide the other Party with written notice sixty (60) days prior to the consummation of any such assignment or other transaction referenced in the preceding sentence. Any assignment or attempt to do so in violation of this Agreement shall be null and void. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors and permitted assigns.

10.	Dispute Resolution

10.1 Any dispute arising under this Agreement shall be considered in person or by telephone by the Provider Service Manager(s) and the Recipient Service Manager(s) within seven (7) business days after receipt of a notice from either Party specifying the nature of the dispute (the date of receipt of such notice by the relevant Party, the “Dispute Date”). If for any reason, including the failure to meet or communicate, the Provider Service Manager(s) and the Recipient Service Manager(s) have not resolved such dispute to the satisfaction of both Parties within fifteen (15) business days after the Dispute Date, then either Party’s Service Manager(s) may immediately refer such dispute to the Executives. Each Party’s Executives shall make a good faith attempt to consider such dispute in person or by telephone within seven (7) business days of the date such dispute is referred to them. No proceedings for the resolution of a dispute pursuant to Section 10.2 may be commenced until the earlier to occur of: (a) the date a decision is made by the Executives that resolution of the dispute through continued negotiation does not appear likely; or (b) the date that is thirty (30) business days after the Dispute Date.

10.2 Any dispute that the Parties are unable to resolve in accordance with the procedures set forth in Section 10.1 will be submitted to non-binding mediation, which will be held in New York. The Parties will mutually determine who the mediator will be from a list of mediators obtained from the American Arbitration Association (“AAA”) office located in New York. If the Parties are unable to agree on the mediator, the mediator will be selected by the AAA. Each Party will bear its own costs and expenses with respect to the mediation, including one-half of the fees and expenses of the mediator. The Parties, their representatives, other participants and the mediator shall hold the existence, content and result of the mediation in confidence. Unless the Parties otherwise agree, either Party may pursue its rights and remedies under this Agreement after the earlier of: (a) the date a decision is made by the Executives of both Parties that resolution of the dispute through continued mediation does not appear likely or (b) the date that is sixty (60) business days after the date on which the Parties commenced non-binding mediation with respect to such dispute.

10.3 This Section 10 shall not prevent the Parties from seeking or obtaining temporary or preliminary injunctive relief in a court for any breach or threatened breach of any provision hereof pending the resolution of mediation.

21

11.	Miscellaneous

11.1 Schedules and Exhibits. The Schedules and Exhibits attached to this Agreement are a part of this Agreement as if fully set forth herein. All references herein to Articles, Sections, subsections, paragraphs, subparagraphs, clauses, Schedules and Exhibits shall be deemed references to such parts of this Agreement unless otherwise indicated or unless the context shall otherwise require.

11.2 Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by each of the Parties or, in the case of a waiver, by the Party waiving compliance. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

11.3 Entire Agreement; No Third Party Beneficiaries. This Agreement (together with the Schedules and Exhibits attached hereto) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement. Nothing in this Agreement is intended or shall be construed to give any Person, other than the Parties hereto, their successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

11.4 Governing Law. This Agreement (and any claims or disputes arising out of or related thereto or to the transactions contemplated thereby or to the inducement of any party to enter therein, whether for breach of Contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall in all respects be governed by and construed in accordance with the laws of the State of Delaware, including all matters of construction, validity and performance, in each case without reference to any conflict of law rules that might lead to the application of the laws of any other jurisdiction.

11.5 Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) IT MAKES THIS WAIVER VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.5.

11.6 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (a) on the date of delivery, upon delivery in person or if sent by facsimile (receipt of which is confirmed), (b) on the day after delivery, by registered or certified mail (postage prepaid, return receipt requested), or (c) one business day after having been sent by express mail through an internationally recognized overnight courier, in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	If to Vinco, to:

Vinco Ventures, Inc.

Address: 6 North Main Street

Fairport, NY 14450

Attention: Chief Executive Officer

22

with a copy (which copy shall not constitute notice) to:

law firm & address:

Lucosky Brookman LLP

101 Wood Avenue South, 5th Floor

Woodbridge, NJ 08830

Attention: Joseph Lucosky, Esq. and Adele Hogan, Esq.

(b)	if to Cryptyde, to:

Cryptyde, Inc.

Address:

200 9th Avenue, Suite 220

Safety Harbor, FL 34695

Attention: Chief Executive Officer

11.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed and delivered shall be deemed an original document and all of which shall be considered one and the same agreement. Signatures provided by facsimile or electronic transmission will be deemed to be original signatures.

11.8 Independence. With respect to the provision of any of the Services, all employees and representatives of the Provider Party and its Affiliates and their respective third-Person subcontractors providing such Services shall be deemed, for purposes of all compensation and employee benefits, to be employees, third-Person subcontractors or representatives of the Provider Party or its Affiliates, and not employees, third-Person subcontractors or representatives of Recipient Party or any of its Affiliates. In performing the Services, such employees and representatives shall be under the direction, control and supervision of the Provider Party or its Affiliates or their respective third-Person subcontractors. The Provider Party and, as applicable, its Affiliates shall have the sole right to exercise all authority for the employment (including termination of employment), assignment and compensation of such employees and representatives.

11.9 No Joint Venture or Partnership Intended. Notwithstanding anything herein to the contrary, the Parties hereby acknowledge and agree that it is their intention and understanding that the transactions contemplated hereby do not in any way constitute or imply the formation of a joint venture or partnership between Vinco and Cryptyde.

11.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

23

11.11 Non-exclusivity. Nothing in this Agreement shall prevent either Party from providing any service similar to any of the Services to any other Person. Nothing in this Agreement shall prevent any Recipient from obtaining any Service entirely or in part from its own or its Affiliates’ employees and facilities or from providers other than those Providers hereto, provided such Recipient complies with the relevant terms hereof with respect to its receipt of such Service by a Provider and in the termination thereof, and provided, further that the termination of a Service in part would not impede the provision of any other interrelated Service, in which case such partial termination may not be effected until the Parties have agreed how to do so without impeding such interrelated Service.

11.12 Force Majeure. “Force Majeure” means any acts or omissions of any civil or military authority, acts of terrorism, acts of God, fires, strikes or other labor disturbances, equipment failures, fluctuations or non-availability of electrical power, heat, light, air conditioning or telecommunications equipment, or any other similar act, omission or occurrence beyond either Party’s reasonable control. If either Party’s performance is delayed by Force Majeure, the time for performance shall be reasonably extended. A condition of Force Majeure shall be deemed to continue only so long as the affected Party is taking reasonable actions necessary to overcome such condition. If either Party shall be affected by a condition of Force Majeure, such Party shall give the other Party prompt notice thereof, which notice shall contain the affected Party’s estimate of the duration of such condition and a description of the steps being taken or proposed to be taken to overcome such condition of Force Majeure. Any reasonable delay occasioned by any such cause shall not constitute a default under this Agreement, and the obligations of the Parties shall be suspended during the period of delay so occasioned. During any period of Force Majeure, the Party that is not directly affected by such condition of Force Majeure shall be entitled to take any reasonable action necessary to mitigate the effects of such condition of Force Majeure; provided that in the event that the Provider Party is affected by a condition of Force Majeure, the Provider Party shall only be responsible for the payment of the reasonable costs and expenses incurred by the Recipient Party for taking such reasonable actions up to, and not exceeding, the amount of the Fees for the affected Services or such component thereof for the period during which such Force Majeure condition occurs. If the Force Majeure event is not cured such that the affected Services or such component thereof are provided as required hereunder within thirty (30) days, the non-affected Party may terminate the affected Services or such component thereof and/or seek such Services or such component thereof from a third Person at the affected Party’s reasonable cost and expense.

11.13 Performance. Each Party shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Affiliate of such Party.

11.14 Currency. Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States (U.S.) dollars.

11.15 Further Assurances. Each of the Parties hereto agrees to execute all such further instruments and documents and to take all such further action as the other Party may reasonably require in order to effectuate the terms and purposes of this Agreement. The Parties shall act in good faith in the performance of their obligations under this Agreement.

[signature page follows]

24

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their authorized representatives as of the date first above written.

VINCO VENTURES, INC.	CRYPTYDE, INC.

By:	By:
Name:	Name:
Title:	Title:

25